Exhibit 99.1

Teva Reports Third Quarter 2022 Financial Results

Key financial highlights and outlook

  Revenues of $3.6 billion
  GAAP diluted EPS of $0.05
  Non-GAAP diluted EPS of $0.59
  Cash flow generated from operating activities of $543 million
  Free cash flow of $685 million
  2022 revenues outlook revised mainly due to continued foreign exchange headwinds; non-GAAP tax rate outlook range revised to 12% - 14%; operating income, Adjusted EBITDA, EPS and free cash flow reaffirmed:
    Revenues of $14.8 - $15.4 billion vs. previous range of $15.0 - $15.6 billion
    Adjusted EBITDA of $4.7 - $5.0 billion
    Non-GAAP diluted EPS of $2.40 - $2.60
    Free cash flow of $1.9 - $2.2 billion
    Non-GAAP tax rate of 12% - 14% vs. previous range of 13%-14%

TEL AVIV, Israel--(BUSINESS WIRE)--November 3, 2022--Teva Pharmaceutical Industries Ltd. (NYSE and TASE: TEVA) today reported results for the quarter ended September 30, 2022.

Mr. Kåre Schultz, Teva's President and CEO: "Teva delivered a solid third quarter on the backdrop of significant foreign exchange headwinds due to appreciation of the U.S. dollar. Generics revenues grew in Europe and International Markets in local currency terms, reflecting market growth and successful new product launches. Our key specialty brands also performed well, with continued growth momentum across all regions - AUSTEDO® showed 30% U.S. revenue growth and is on track to reach ~$1 billion 2022 annual revenues. AJOVY® shows continued growth in revenues and market share in U.S. and Europe, and reached 28% volume market share in Japan.”

Opioid Litigation Updates: Substantial progress toward a nationwide settlement

  In July 2022, the parties reached an agreement in principle on the financial terms of a nationwide settlement similar in structure to the nationwide settlements of other defendants.
  During the third quarter of 2022, Teva, the working group of States’ Attorneys General and the Multi-District Litigation Plaintiffs’ Executive Committee made substantial progress toward finalizing the non-financial terms of the proposed nationwide settlement agreement.
  Teva and Allergan have resolved their dispute with respect to Teva's indemnification obligations.
  Teva has also reached an agreement in principle with the Attorney General of New York that settles the state’s and its subdivisions’ opioid-related claims. We have updated the reserve to account for the premium.
  Immediately following the finalization of the documentation for the nationwide settlement agreement, the sign-on process for states will begin, followed by a similar sign-on process for the states’ subdivisions and special districts. Given the high participation rate in other nationwide opioids settlements and Teva’s settlements with Florida, Louisiana, Rhode Island, Texas, West Virginia and San Francisco and agreement in principle with New York, we remain optimistic that we will see a high participation rate in this nationwide settlement, enabling us to put these cases behind us and continue to focus on the patients we serve every day.

Third Quarter 2022 Consolidated Results

Revenues in the third quarter of 2022 were $3,595 million, a decrease of 8% compared to the third quarter of 2021. In local currency terms, revenues decreased by 2%, mainly due to a decrease in revenues from generic products in our North America segment, COPAXONE® in our North America and Europe segments, and BENDEKA® and TREANDA® in our North America segment, partially offset by higher revenues from AUSTEDO in our North America segment and generic products in our Europe segment.

Exchange rate movements during the third quarter of 2022, net of hedging effects, negatively impacted our revenues by $215 million compared to the third quarter of 2021. Exchange rate movements during the third quarter of 2022, net of hedging effects, negatively impacted our GAAP and non-GAAP operating income by $53 million and $58 million, respectively, compared to the third quarter of 2021.

GAAP gross profit was $1,669 million in the third quarter of 2022, a decrease of 7% compared to the third quarter of 2021. GAAP gross profit margin was 46.4% in the third quarter of 2022, compared to 46.2% in the third quarter of 2021. This increase was mainly driven by higher revenues from AUSTEDO, a favorable mix of generic products in our Europe segment, and higher revenues from the positive impact of hedging activities, partially offset mainly by higher operational costs due to macroeconomic headwinds and lower revenues from COPAXONE. Non-GAAP gross profit was $1,906 million in the third quarter of 2022, a decrease of 9% compared to the third quarter of 2021. Non-GAAP gross profit margin was 53.0% in the third quarter of 2022, compared to 53.6% in the third quarter of 2021. This decrease was mainly driven by higher operational costs due to macroeconomic headwinds and lower revenues from COPAXONE, partially offset by higher revenues from AUSTEDO, a favorable mix of generic products in our Europe segment and higher revenues from the positive impact of hedging activities.

GAAP Research and Development (R&D) expenses in the third quarter of 2022 were $175 million or 4.9% of quarterly revenues, a decrease of 21%, compared to $222 million, or 5.7% of quarterly revenues in the third quarter of 2021. Non-GAAP R&D expenses were $171 million, or 4.8% of quarterly revenues, in the third quarter of 2022, compared to $217 million, or 5.6%, in the third quarter of 2021. In the third quarter of 2022, our R&D expenses related primarily to specialty product candidates in neuroscience (such as migraine, movement disorders/ neurodegeneration and neuropsychiatry, including post-approval commitments), immunology (such as respiratory medicines) and selected other areas, as well as generic products and biosimilars. Our lower R&D expenses in the third quarter of 2022, compared to the third quarter of 2021, were mainly due to a decrease in neuroscience (in the pain and migraine and headache therapeutic areas) and immunology (in the respiratory therapeutic area) as well as various generics projects, and an adjustment in payments pursuant to a contract with one of our R&D partners in the third quarter of 2022, partially offset by higher R&D expenses related to our biosimilar products pipeline.

GAAP Selling and Marketing (S&M) expenses in the third quarter of 2022 were $539 million, a decrease of 10% compared to the third quarter of 2021. Non-GAAP S&M expenses were $510 million, or 14.2% of quarterly revenues, in the third quarter of 2022, compared to $567 million, or 14.6%, in the third quarter of 2021.

GAAP General and Administrative (G&A) expenses in the third quarter of 2022 were $283 million, a decrease of 3% compared to the third quarter of 2021. Non-GAAP G&A expenses were $250 million, or 7.0% of quarterly revenues, in the third quarter of 2022, compared to $275 million, or 7.1%, in the third quarter of 2021.

GAAP other income in the third quarter of 2022 was $2 million, compared to $25 million in the third quarter of 2021. Non-GAAP other income in the third quarter of 2022 was $2 million, compared to $18 million in the third quarter of 2021.

GAAP operating income in the third quarter of 2022 was $419 million, compared to $623 million in the third quarter of 2021. The decrease in operating income in the third quarter of 2022 compared to the third quarter of 2021 was mainly due to legal settlements and loss contingencies as well as lower gross profit, partially offset by lower S&M and R&D expenses. Non-GAAP operating income in the third quarter of 2022 was $977 million, a decrease of 6%, compared to $1,042 million in the third quarter of 2021. This decrease in non-GAAP operating income was mainly due to lower gross profit, as discussed above. Non-GAAP operating margin was 27.2% in the third quarter of 2022, compared to 26.8% in the third quarter of 2021 mainly due to lower S&M and R&D expenses, partially offset by lower gross margin.

Adjusted EBITDA was $1,089 million in the third quarter of 2022, a decrease of 7% compared to $1,170 million in the third quarter of 2021.

GAAP financial expenses, net were $252 million in the third quarter of 2022, compared to $241 million in the third quarter of 2021. Non-GAAP financial expenses, net were $238 million in the third quarter of 2022, compared to $235 million in the third quarter of 2021. Financial expenses in the third quarters of 2022 and 2021 were mainly comprised of interest expenses of $230 million and $232 million, respectively.

In the third quarter of 2022, we recognized a GAAP tax expense of $107 million, on pre-tax income of $166 million. In the third quarter of 2021, we recognized a tax expense of $76 million, on pre-tax income of $382 million. Non-GAAP income taxes in the third quarter of 2022 were $74 million, or 10%, on pre-tax non-GAAP income of $739 million. Non-GAAP income taxes in the third quarter of 2021 were $137 million, or 17%, on pre-tax non-GAAP income of $807 million. Our non-GAAP tax rate in the third quarter of 2022 was mainly affected by the mix of products we sold, interest expense disallowances and adjustments to valuation allowances on deferred tax assets.

We expect our annual non-GAAP tax rate for 2022 to be 12%-14%, lower than our non-GAAP tax rate for 2021, which was 16.4%, mainly due to the effect of a portion of the realization of losses related to an investment in one of our U.S. subsidiaries.

GAAP net income attributable to Teva and GAAP diluted earnings per share were $56 million and $0.05, respectively, in the third quarter of 2022, compared to net income of $292 million and diluted earnings per share of $0.26 in the third quarter of 2021. The decrease in net income in the third quarter of 2022 was mainly due to lower operating income and higher income taxes, as discussed above. Non-GAAP net income attributable to Teva and non-GAAP diluted earnings per share in the third quarter of 2022 were $658 million and $0.59, respectively, compared to $651 million and $0.59 in the third quarter of 2021.

The weighted average diluted shares outstanding used for the fully diluted share calculation for the three months ended September 30, 2022 and 2021 were 1,119 million and 1,109 million shares, respectively. The weighted average diluted shares outstanding used for the fully diluted share calculation on a non-GAAP basis for the three months ended September 30, 2022 and 2021 was 1,119 million and 1,109 million shares, respectively.

As of September 30, 2022 and 2021, the fully diluted share count for purposes of calculating our market capitalization was approximately 1,144 million and 1,128 million shares, respectively.

Non-GAAP information: Net non-GAAP adjustments in the third quarter of 2022 were $602 million. Non-GAAP net income and non-GAAP EPS for the third quarter of 2022 were adjusted to exclude the following items:

  Legal settlements and loss contingencies of $195 million;
  Amortization of purchased intangible assets of $165 million, of which $145 million is included in cost of sales and the remaining $20 million in S&M expenses;
  Accelerated depreciation of $45 million;
  Impairment of long-lived assets of $28 million;
  Equity compensation expenses of $26 million;
  Restructuring expenses of $25 million;
  Finance expenses of $14 million;
  Contingent consideration expense of $6 million;
  Costs related to regulatory actions taken in facilities of $2 million;
  Other non-GAAP items of $68 million;
  Items attributable to non-controlling interests of $4 million; and
  Tax expense of $33 million.

Teva believes that excluding such items facilitates investors’ understanding of its business.

Commencing the first quarter of 2022, we no longer exclude IPR&D acquired in development arrangements from our non-GAAP financial measures. In our comparable non-GAAP financial measures for the third quarter of 2021, no IPR&D acquired in development arrangements was recorded. We have made this change to our presentation of non-GAAP financial measures to improve comparability of our non-GAAP presentation to those of other companies in the pharmaceutical industry that made a similar change to their presentations beginning in the first quarter of 2022.

For further information, see the tables below for a reconciliation of the U.S. GAAP results to the adjusted non-GAAP figures and the information under “Non-GAAP Financial Measures.” Investors should consider non-GAAP financial measures in addition to, and not as replacement for, or superior to, measures of financial performance prepared in accordance with GAAP.

Cash flow generated from operating activities during the third quarter of 2022 was $543 million, compared to $529 million in the third quarter of 2021. The increase in the third quarter of 2022 resulted mainly from changes in the deferred purchase price under our securitization agreement, partially offset by changes in working capital items, primarily a lower reduction in our inventory levels compared to the third quarter of 2021.

Free cash flow (defined as cash flow generated from operating activities, cash used for capital investments, beneficial interest collected in exchange for securitized accounts receivables, proceeds from divestitures of businesses and other assets and cash used for acquisition of businesses, net of cash acquired) was $685 million in the third quarter of 2022, compared to $795 million in the third quarter of 2021. This decrease in the third quarter of 2022 resulted mainly from changes in working capital items, primarily a lower reduction in our inventory levels compared to the third quarter of 2021.

As of September 30, 2022, our debt was $21,266 million, compared to $23,043 million as of December 31, 2021. This decrease was mainly due to $1,139 million from exchange rate fluctuations and $661 million senior notes repaid at maturity. Our debt as of September 30, 2022 was effectively denominated in the following currencies: 65% in U.S. dollars, 33% in euros and 2% in Swiss francs. The portion of total debt classified as short-term as of September 30, 2022 was 13%, compared to 6% as of December 31, 2021. Our financial leverage, which is the ratio between our debt and the sum of our debt and equity, was 69% as of September 30, 2022, compared to 67% as of December 31, 2021. Our average debt maturity was approximately 5.9 years as of September 30, 2022, compared to 6.4 years as of December 31, 2021.

Segment Results for the third Quarter of 2022

North America Segment

Our North America segment includes the United States and Canada.

The following table presents revenues, expenses and profit for our North America segment for the three months ended September 30, 2022 and 2021:

	Three months ended September 30,
	2022		2021
	(U.S. $ in millions / % of Segment Revenues)
Revenues	$1,809	100%	$1,875	100%
Gross profit	942	52.1%	967	51.6%
R&D expenses	111	6.1%	146	7.8%
S&M expenses	232	12.8%	250	13.3%
G&A expenses	122	6.8%	121	6.4%
Other income	§	§	(7)	§
Segment profit*	$477	26.3%	$458	24.4%

* Segment profit does not include amortization and certain other items. § Represents an amount less than $0.5 million or 0.5%, as applicable.

Revenues from our North America segment in the third quarter of 2022 were $1,809 million, a decrease of $66 million, or 4%, compared to the third quarter of 2021, mainly due to a decrease in revenues from generic products, COPAXONE and BENDEKA and TREANDA, partially offset by higher revenues from AUSTEDO.

On October 1, 2022, we discontinued marketing ProAir® HFA, while focusing our marketing efforts on albuterol sulfate inhalation aerosol (our ProAir authorized generic) and ProAir Digihaler® (albuterol sulfate 117 mcg). ProAir HFA and ProAir Digihaler results are included in “Other” in the revenues table below, and were not material during the third quarter of 2022.

Revenues in the United States, our largest market, were $1,685 million in the third quarter of 2022, a decrease of $69 million or 4% compared to the third quarter of 2021.

Revenues by Major Products and Activities

The following table presents revenues for our North America segment by major products and activities for the three months ended September 30, 2022 and 2021:

	Three months ended September 30,		Percentage Change
	2022	2021	2022-2021
	(U.S. $ in millions)

Generic products	$806	$859	(6%)
AJOVY	57	46	23%
AUSTEDO	260	201	30%
BENDEKA/TREANDA	77	95	(20%)
COPAXONE	105	133	(21%)
Anda	371	363	2%
Other	133	178	(25%)
Total	$1,809	$1,875	(4%)

Generic products revenues in our North America segment (including biosimilars) in the third quarter of 2022 were $806 million, a decrease of 6% compared to the third quarter of 2021, mainly due to increased competition.

In the third quarter of 2022, our total prescriptions were approximately 303 million (based on trailing twelve months), representing 8.2% of total U.S. generic prescriptions according to IQVIA data.

AJOVY revenues in our North America segment in the third quarter of 2022 increased by 23% to $57 million, compared to the third quarter of 2021, mainly due to growth in volume. In the third quarter of 2022, AJOVY’s exit market share in the United States in terms of total number of prescriptions was 25% compared to 21% in the third quarter of 2021.

AUSTEDO revenues in our North America segment in the third quarter of 2022 increased by 30%, to $260 million, compared to $201 million in the third quarter of 2021, mainly due to growth in volume.

BENDEKA and TREANDA combined revenues in our North America segment in the third quarter of 2022 decreased by 20% to $77 million, compared to the third quarter of 2021, mainly due to the availability of alternative therapies and intense competition in anticipation of the orphan drug exclusivity expiration in December 2022.

COPAXONE revenues in our North America segment in the third quarter of 2022 decreased by 21% to $105 million, compared to the third quarter of 2021, mainly due to generic competition in the United States and a decrease in glatiramer acetate market share due to availability of alternative therapies.

Anda revenues in our North America segment in the third quarter of 2022 increased by 2% to $371 million, compared to $363 million in the third quarter of 2021, mainly due to higher demand.

North America Gross Profit

Gross profit from our North America segment in the third quarter of 2022 was $942 million, a decrease of 3%, compared to $967 million in the third quarter of 2021.

Gross profit margin for our North America segment in the third quarter of 2022 increased to 52.1%, compared to 51.6% in the third quarter of 2021. This increase was mainly due to a favorable change in the mix of products.

North America Profit

Profit from our North America segment consists of gross profit less R&D expenses, S&M expenses, G&A expenses and any other income related to this segment. Segment profit does not include amortization and certain other items.

Profit from our North America segment in the third quarter of 2022 was $477 million, an increase of 4% compared to $458 million in the third quarter of 2021, mainly due to a favorable change in the mix of products, cost efficiencies and lower R&D expenses, as discussed above.

Europe Segment

Our Europe segment includes the European Union, the United Kingdom, and certain other European countries.

The following table presents revenues, expenses and profit for our Europe segment for the three months ended September 30, 2022 and 2021:

	Three months ended September 30,
	2022		2021
	(U.S. $ in millions / % of Segment Revenues)
Revenues	$1,069	100%	$1,220	100%
Gross profit	634	59.3%	714	58.6%
R&D expenses	44	4.1%	55	4.5%
S&M expenses	169	15.8%	204	16.7%
G&A expenses	61	5.7%	64	5.2%
Other income	§	§	(2)	§
Segment profit*	$360	33.7%	$394	32.3%
___________
* Segment profit does not include amortization and certain other items. § Represents an amount less than $0.5 million or 0.5%, as applicable.

Revenues from our Europe segment in the third quarter of 2022 were $1,069 million, a decrease of 12%, or $151 million, compared to the third quarter of 2021. In local currency terms, revenues increased by 1%, mainly due to higher demand for generic products, together with higher revenues from generic product launches. In the third quarter of 2022, our revenues were negatively impacted by exchange rate fluctuations of $162 million, net of hedging effects, compared to the third quarter of 2021. Revenues in the third quarter of 2022 included $24 million from a positive hedging impact, which is included in “Other” in the table below.

Revenues by Major Products and Activities

The following table presents revenues for our Europe segment by major products and activities for the three months ended September 30, 2022 and 2021:

	Three months ended September 30,		Percentage Change
	2022	2021	2022-2021
	(U.S. $ in millions)
Generic products	$803	$895	(10%)
AJOVY	30	23	31%
COPAXONE	63	95	(34%)
Respiratory products	62	85	(27%)
Other	111	122	(9%)
Total	$1,069	$1,220	(12%)

Generic products revenues (including OTC and biosimilar products) in our Europe segment in the third quarter of 2022, decreased by 10% to $803 million, compared to the third quarter of 2021. In local currency terms, revenues increased by 5%, mainly due to higher demand for generic and OTC products, together with higher revenues from generic product launches.

On August 29, 2022 the European Commission granted a marketing authorization for RANIVISIO® (ranibizumab), a biosimilar to Lucentis®, across all five indications in adults for which Lucentis® is authorized, including age-related macular degeneration (AMD) and four other ophthalmology indications.

AJOVY revenues in our Europe segment in the third quarter of 2022 increased to $30 million, compared to $23 million in the third quarter of 2021, mainly due to growth in European countries in which AJOVY had previously been launched, as well as launches and reimbursements in additional European countries.

COPAXONE revenues in our Europe segment in the third quarter of 2022 decreased by 34% to $63 million, compared to the third quarter of 2021. In local currency terms, revenues decreased by 23%, due to price reductions and a decline in volume resulting from competing glatiramer acetate products.

Respiratory products revenues in our Europe segment in the third quarter of 2022 decreased by 27% to $62 million compared to the third quarter of 2021. In local currency terms, revenues decreased by 15%, mainly due to net price reductions and lower volumes.

Europe Gross Profit

Gross profit from our Europe segment in the third quarter of 2022 was $634 million, a decrease of 11% compared to $714 million in the third quarter of 2021, mainly due to exchange rate fluctuations.

Gross profit margin for our Europe segment in the third quarter of 2022 increased to 59.3%, compared to 58.6% in the third quarter of 2021. This increase was mainly due to higher revenues from the positive impact of hedging activities discussed above, as well as lower cost of goods sold, mainly due to a better mix of products and decrease in write-offs.

Europe Profit

Profit from our Europe segment consists of gross profit less R&D expenses, S&M expenses, G&A expenses and any other income related to this segment. Segment profit does not include amortization and certain other items.

Profit from our Europe segment in the third quarter of 2022 was $360 million, a decrease of 8%, compared to $394 million in the third quarter of 2021. This decrease was mainly due to exchange rate fluctuations.

International Markets Segment

Our International Markets segment includes all countries in which we operate other than those in our North America and Europe segments. The countries in our International Markets segment include highly regulated, pure generic markets, such as Israel, branded generics-oriented markets, such as Russia and certain Latin America markets and hybrid markets, such as Japan.

In February 2022, Russia launched an invasion of Ukraine. As of the date of this press release, sustained conflict and disruption in the region is ongoing. Russia and Ukraine markets are included in our International Markets segment results. We have no manufacturing or R&D facilities in these markets. During the third quarter of 2022, the impact of this conflict on our International Markets segment results of operations and financial condition was immaterial.

The following table presents revenues, expenses and profit for our International Markets segment for the three months ended September 30, 2022 and 2021:

	Three months ended September 30,
	2022		2021
	(U.S. $ in millions / % of Segment Revenues)
Revenues	$475	100%	$530	100%
Gross profit	252	53.0%	296	55.9%
R&D expenses	15	3.2%	16	3.0%
S&M expenses	97	20.5%	102	19.2%
G&A expenses	30	6.2%	29	5.4%
Other income	(2)	§	(2)	§
Segment profit*	$112	23.5%	$152	28.8%
__________
* Segment profit does not include amortization and certain other items. § Represents an amount less than 0.5%.

Revenues from our International Markets segment in the third quarter of 2022 were $475 million, a decrease of 10% in U.S. dollars, or 3% in local currency terms compared to the third quarter of 2021. Revenues in the third quarter of 2021 included a milestone payment of $35 million received from Otsuka related to the launch of AJOVY in Japan.

In the third quarter of 2022, revenues were negatively impacted by exchange rate fluctuations of $38 million, net of hedging effects, compared to the third quarter of 2021. Revenues in the third quarter of 2022 included $4 million from a positive hedging impact, which is included in “Other” in the table below.

Revenues by Major Products and Activities

The following table presents revenues for our International Markets segment by major products and activities for the three months ended September 30, 2022 and 2021:

	Three months ended September 30,		Percentage Change
	2022	2021	2022-2021
	(U.S. $ in millions)
Generic products	$393	$412	(5%)
AJOVY	6	39	(85%)
COPAXONE	9	10	(4%)
Other	67	69	(2%)
Total	$475	$530	(10%)

Generic products revenues in our International Markets segment in the third quarter of 2022, which include OTC products, decreased by 5% in U.S. dollars to $393 million. In local currency terms, revenues increased by 3% compared to the third quarter of 2021. This increase was mainly due to higher revenues in certain markets, as well as price increases largely as a result of rising costs due to inflationary pressure, partially offset by lower sales in Japan due to regulatory price reductions and generic competition to off-patented products in Japan.

AJOVY was launched in certain markets in our International Markets segment, including in Japan in August 2021. We are moving forward with plans to launch AJOVY in other markets. AJOVY revenues in our International Markets segment in the third quarter of 2022 were $6 million, compared to $39 million in the third quarter of 2021. Revenues in the third quarter of 2021 included a milestone payment of $35 million received from Otsuka related to the launch of AJOVY in Japan.

COPAXONE revenues in our International Markets segment in the third quarter of 2022 were $9 million compared to $10 million in the third quarter of 2021.

AUSTEDO was launched in early 2021 in China for the treatment of chorea associated with Huntington's disease and for the treatment of tardive dyskinesia, and was also launched in Israel during 2021. During the third quarter of 2022, AUSTEDO was launched in Brazil. We continue with additional submissions in various other markets.

International Markets Gross Profit

Gross profit from our International Markets segment in the third quarter of 2022 was $252 million, a decrease of 15% compared to $296 million in the third quarter of 2021.

Gross profit margin for our International Markets segment in the third quarter of 2022 decreased to 53.0%, compared to 55.9% in the third quarter of 2021. This decrease was mainly due to the impact of a milestone payment of $35 million related to AJOVY in the third quarter of 2021 mentioned above, as well as regulatory price reductions and generic competition to off-patented products in Japan in the third quarter of 2022, partially offset by price increases largely as a result of rising costs due to inflationary pressure.

International Markets Profit

Profit from our International Markets segment consists of gross profit less R&D expenses, S&M expenses, G&A expenses and any other income related to this segment. Segment profit does not include amortization and certain other items.

Profit from our International Markets segment in the third quarter of 2022 was $112 million, a decrease of 27%, compared to $152 million in the third quarter of 2021. This decrease was mainly due to lower gross profit, as discussed above.

Other Activities

We have other sources of revenues, primarily the sale of active pharmaceutical ingredients ("APIs") to third parties, certain contract manufacturing services and an out-licensing platform offering a portfolio of products to other pharmaceutical companies through our affiliate Medis. Our other activities are not included in our North America, Europe or International Markets segments described above.

Our revenues from other activities in the third quarter of 2022 were $241 million, a decrease of 8% compared to the third quarter of 2021. In local currency terms, revenues decreased by 3%.

API sales to third parties in the third of 2022 were $149 million, a decrease of 7% in both U.S. dollars and local currency terms, compared to the third quarter of 2021.

Outlook for 2022 Non-GAAP Results

$ billions, except EPS	November 2022 Outlook	July 2022 Outlook	2021 Actual
Revenues*	14.8 - 15.4	15.0 - 15.6	15.9
COPAXONE ($m)*	~700	~700	1,005
AUSTEDO ($m)*	~1,000	~1,000	808
AJOVY ($m)*	~400	~400	313
Operating Income	4.2-4.5	4.2-4.5	4.4
Adjusted EBITDA	4.7-5.0	4.7-5.0	4.9
EPS ($)	2.40-2.60	2.40-2.60	2.58
Share Count	1,114 million shares	1,114 million shares	1,107 million shares
Free Cash Flow	1.9 - 2.2	1.9 - 2.2	2.2
CAPEX*	0.5	0.5	0.6
Tax Rate	12% - 14%	13% - 14%	16.4%
* Revenues and CAPEX presented on a GAAP basis.

Conference Call

Teva will host a conference call and live webcast including a slide presentation on Thursday, November 3, 2022, at 8:00 a.m. ET to discuss its third quarter 2022 results and overall business environment. A questions and answers session will follow.

In order to participate, please register in advance here to obtain a local or toll-free phone number and your personal pin.

A live webcast of the call will be available on Teva’s website at: ir.tevapharm.com.

Following the conclusion of the call, a replay of the webcast will be available within 24 hours on Teva's website.

About Teva

Teva Pharmaceutical Industries Ltd. (NYSE and TASE: TEVA) has been developing and producing medicines to improve people’s lives for more than a century. We are a global leader in generic and specialty medicines with a portfolio consisting of over 3,500 products in nearly every therapeutic area. Around 200 million people around the world take a Teva medicine every day, and are served by one of the largest and most complex supply chains in the pharmaceutical industry. Along with our established presence in generics, we have significant innovative research and operations supporting our growing portfolio of specialty and biopharmaceutical products. Learn more at http://www.tevapharm.com.

Some amounts in this press release may not add up due to rounding. All percentages have been calculated using unrounded amounts.

Non-GAAP Financial Measures

This press release contains certain financial information that differs from what is reported under accounting principles generally accepted in the United States ("GAAP"). These non-GAAP financial measures, including, but not limited to, non-GAAP EPS, non-GAAP operating income, non-GAAP gross profit, non-GAAP gross profit margin, Adjusted EBITDA, free cash flow, non-GAAP R&D expenses, non-GAAP S&M expenses, non-GAAP G&A expenses, non-GAAP financial expenses, non-GAAP income taxes, non-GAAP income (loss) before income taxes, non-GAAP tax rate, non-GAAP net income (loss), non-GAAP net income (loss) attributable to Teva and non-GAAP diluted EPS are presented in order to facilitates investors' understanding of our business. We utilize certain non-GAAP financial measures to evaluate performance, in conjunction with other performance metrics. The following are examples of how we utilize the non-GAAP measures: our management and board of directors use the non-GAAP measures to evaluate our operational performance, to compare against work plans and budgets, and ultimately to evaluate the performance of management; our annual budgets are prepared on a non-GAAP basis; and senior management’s annual compensation is derived, in part, using these non-GAAP measures. See the attached tables for a reconciliation of the GAAP results to the adjusted non-GAAP figures. Investors should consider non-GAAP financial measures in addition to, and not as replacements for, or superior to, measures of financial performance prepared in accordance with GAAP. We are not providing forward looking guidance for GAAP reported financial measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP measure because we are unable to predict with reasonable certainty the ultimate outcome of certain significant items without unreasonable effort.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current beliefs and expectations and are subject to substantial risks and uncertainties, both known and unknown, that could cause our future results, performance or achievements to differ significantly from that expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences include risks relating to:

  our ability to successfully compete in the marketplace, including: that we are substantially dependent on our generic products; consolidation of our customer base and commercial alliances among our customers; delays in launches of new generic products; the increase in the number of competitors targeting generic opportunities and seeking U.S. market exclusivity for generic versions of significant products; our ability to develop and commercialize biopharmaceutical products; competition for our specialty products, including AUSTEDO, AJOVY and COPAXONE; our ability to achieve expected results from investments in our product pipeline; our ability to develop and commercialize additional pharmaceutical products; and the effectiveness of our patents and other measures to protect our intellectual property rights;
  our substantial indebtedness, which may limit our ability to incur additional indebtedness, engage in additional transactions or make new investments, may result in a further downgrade of our credit ratings; and our inability to raise debt or borrow funds in amounts or on terms that are favorable to us;
  our business and operations in general, including: uncertainty regarding the COVID-19 pandemic and the governmental and societal responses thereto; our ability to successfully execute and maintain the activities and efforts related to the measures we have taken or may take in response to the COVID-19 pandemic and associated costs therewith; effectiveness of our optimization efforts; our ability to attract, hire and retain highly skilled personnel; manufacturing or quality control problems; interruptions in our supply chain; disruptions of information technology systems; breaches of our data security; variations in intellectual property laws; challenges associated with conducting business globally, including political or economic instability, major hostilities or terrorism; costs and delays resulting from the extensive pharmaceutical regulation to which we are subject or delays in governmental processing time due to travel and work restrictions caused by the COVID-19 pandemic;
  the effects of reforms in healthcare regulation and reductions in pharmaceutical pricing, reimbursement and coverage; significant sales to a limited number of customers; our ability to successfully bid for suitable acquisition targets or licensing opportunities, or to consummate and integrate acquisitions; and our prospects and opportunities for growth if we sell assets;
  compliance, regulatory and litigation matters, including: failure to comply with complex legal and regulatory environments; increased legal and regulatory action in connection with public concern over the abuse of opioid medications and our ability to reach a final resolution of the remaining opioid-related litigation, including to finalize settlement documentation and obtain sufficient participation of plaintiffs for the proposed nationwide settlement to take effect; scrutiny from competition and pricing authorities around the world, including our ability to successfully defend against the U.S. Department of Justice criminal charges of Sherman Act violations; potential liability for patent infringement; product liability claims; failure to comply with complex Medicare and Medicaid reporting and payment obligations; compliance with anti-corruption sanctions and trade control laws; environmental risks; and the impact of ESG issues;
  other financial and economic risks, including: our exposure to currency fluctuations and restrictions as well as credit risks; potential impairments of our intangible assets; the impact of other macroeconomic developments such as rising inflation and geopolitical conflicts including the ongoing conflict between Russia and Ukraine; potential significant increases in tax liabilities (including as a result of potential tax reform in the United States); and the effect on our overall effective tax rate of the termination or expiration of governmental programs or tax benefits, or of a change in our business;

  and other factors discussed in this press release, in our Quarterly Report on Form 10-Q for the third quarter of 2022 and in our Annual Report on Form 10-K for the year ended December 31, 2021, including in the sections captioned "Risk Factors” and “Forward Looking Statements.” Forward-looking statements speak only as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statements or other information contained herein, whether as a result of new information, future events or otherwise. You are cautioned not to put undue reliance on these forward-looking statements.

Consolidated Statements of Income
(U.S. dollars in millions, except share and per share data)

		Three months ended		Nine months ended
		September 30,		September 30,
		2022	2021	2022	2021
		(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net revenues		3,595	3,887	11,041	11,778
Cost of sales		1,926	2,093	5,839	6,234
Gross profit		1,669	1,794	5,203	5,544
Research and development expenses		175	222	628	723
Selling and marketing expenses		539	597	1,716	1,798
General and administrative expenses		283	291	892	822
Intangible assets impairments		24	21	223	295
Other asset impairments, restructuring and other items		36	62	282	227
Goodwill impairment		-	-	745	-
Legal settlements and loss contingencies		195	3	2,048	113
Other income		(2)	(25)	(88)	(73)
Operating income (loss)		419	623	(1,244)	1,638
Financial expenses, net		252	241	721	805
Income (loss) before income taxes		166	382	(1,964)	833
Income taxes (benefit)		107	76	(792)	235
Share in (profits) losses of associated companies, net		1	5	(20)	(9)
Net income (loss)		58	302	(1,152)	608
Net income (loss) attributable to non-controlling interests		3	11	(21)	32
Net income (loss) attributable to Teva		56	292	(1,132)	576

Earnings (loss) per share attributable to Teva:	Basic ($)	0.05	0.26	(1.02)	0.52
	Diluted ($)	0.05	0.26	(1.02)	0.52
Weighted average number of shares (in millions):	Basic	1,111	1,103	1,109	1,102
	Diluted	1,119	1,109	1,109	1,109

Non-GAAP net income attributable to Teva:*		658	651	2,021	2,001
Non-GAAP net income attributable to Teva for diluted earnings per share:		658	651	2,021	2,001

Non-GAAP earnings per share attributable to Teva:*	Basic ($)	0.59	0.59	1.82	1.82
	Diluted ($)	0.59	0.59	1.81	1.81

Non-GAAP average number of shares (in millions):	Basic	1,111	1,103	1,109	1,102
	Diluted	1,119	1,109	1,114	1,109

* See reconciliation attached.

Condensed Consolidated Balance Sheets
(U.S. dollars in millions)

	September 30,	December 31,
	2022	2021
ASSETS	(Unaudited)	(Audited)
Current assets:
Cash and cash equivalents	2,225	2,165
Accounts receivables, net of allowance for credit losses of $94 million and $90 million as of September 30, 2022 and December 31, 2021.	3,730	4,529
Inventories	3,859	3,818
Prepaid expenses	1,045	1,075
Other current assets	579	965
Assets held for sale	16	19
Total current assets	11,453	12,573
Deferred income taxes	1,546	596
Other non-current assets	438	515
Property, plant and equipment, net	5,568	5,982
Operating lease right-of-use assets	422	495
Identifiable intangible assets, net	6,393	7,466
Goodwill	18,433	20,040
Total assets	44,252	47,666

LIABILITIES & EQUITY
Current liabilities:
Short-term debt	2,769	1,426
Sales reserves and allowances	3,648	4,241
Accounts payables	1,635	1,686
Employee-related obligations	496	563
Accrued expenses	2,041	2,208
Other current liabilities	945	903
Total current liabilities	11,534	11,027

Long-term liabilities:
Deferred income taxes	503	784
Other taxes and long-term liabilities	3,846	2,578
Senior notes and loans	18,497	21,617
Operating lease liabilities	354	416
Total long-term liabilities	23,200	25,395
Equity:
Teva shareholders’ equity	8,767	10,278
Non-controlling interests	751	966
Total equity	9,519	11,244
Total liabilities and equity	44,252	47,666

TEVA PHARMACEUTICAL INDUSTRIES LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(U.S. dollars in millions)
(Unaudited)

	Nine months ended		Three months ended
	September 30,		September 30,
	2022	2021	2022	2021
Operating activities:
Net income (loss)	$(1,152)	$608	$58	$302
Adjustments to reconcile net income (loss) to net cash provided by operations:
Depreciation and amortization	1,002	1,010	321	329
Impairment of goodwill, long-lived assets and assets held for sale	1,002	401	28	47
Net change in operating assets and liabilities	1,007	(1,881)	93	(202)
Deferred income taxes – net and uncertain tax positions	(1,214)	13	44	8
Stock-based compensation	88	86	26	26
Other items	(117)	(4)	(40)	3
Net loss (gain) from investments and from sale of long lived assets	1	109	13	16
Net cash provided by (used in) operating activities	617	342	543	529

Investing activities:
Beneficial interest collected in exchange for securitized accounts receivables	854	1,278	262	397
Purchases of property, plant and equipment	(406)	(409)	(122)	(146)
Proceeds from sale of business and long-lived assets	45	269	2	15
Acquisition of businesses, net of cash acquired	(7)	-	-	-
Proceeds from sale of investments	4	172	1	19
Purchases of investments and other assets	(2)	(36)	2	2
Other investing activities	-	3	2	1
Net cash provided by (used in) investing activities	488	1,277	147	288

Financing activities:
Redemption of convertible senior notes	-	(491)	-	-
Proceeds from short term debt	-	500	-	500
Repayment of short term debt	-	(200)	-	(200)
Repayment of senior notes and loans	(661)	(1,475)	(365)	(1,475)
Other financing activities	(115)	(5)	(75)	(2)
Net cash provided by (used in) financing activities	(776)	(1,671)	(439)	(1,177)
Translation adjustment on cash and cash equivalents	(269)	(80)	(84)	(31)
Net change in cash, cash equivalents and restricted cash	60	(132)	167	(391)
Balance of cash, cash equivalents and restricted cash at beginning of period.	2,198	2,177	2,091	2,436
Balance of cash, cash equivalents and restricted cash at end of period	$2,258	$2,045	$2,258	$2,045

Reconciliation of cash, cash equivalents and restricted cash reported in the consolidated balance sheets:
Cash and cash equivalents	2,225	2,045	2,225	2,045
Restricted cash included in other current assets	33	-	33	-
Total cash, cash equivalents and restricted cash shown in the statements of cash flows	2,258	2,045	2,258	2,045

Non-cash financing and investing activities:
Beneficial interest obtained in exchange for securitized accounts receivables	$883	$1,310	$293	$432

	Three Months Ended September 30, 2022
	U.S. $ and shares in millions (except per share amounts)
	GAAP	Excluded for non-GAAP measurement										Non-GAAP
		Amortization of purchased intangible assets	Legal settlements and loss contingencies	Impairment of long lived assets	Restructuring costs	Costs related to regulatory actions taken in facilities	Equity compensation	Contingent consideration	Accelerated Depreciation	Other non- GAAP items*	Other items
R&D expenses	175						4					171
S&M expenses	539	20					7			2		510
G&A expenses	283						9		1	23		250
Other (income) expense	(2)											(2)
Financial expenses, net	252										14	238
Income taxes	107										33	74
Share in (profit) losses of associated companies – net	1										-	1
Gross profit	1,669	145	-	-	-	2	5	-	44	41	-	1,906
Gross profit margin	46.4%											53.0%
Operating income (loss)	419	165	195	28	25	2	26	6	45	68	-	977
Net income (loss) attributable to Teva	56	165	195	28	25	2	26	6	45	68	43	658

EPS - Diluted	0.05	0.15	0.17	0.02	0.02	§	0.02	0.01	0.04	0.06	0.04	0.59

The non-GAAP diluted weighted average number of shares was 1,119 million for the three months ended September 30, 2022.
Non-GAAP income taxes for the three months ended September 30, 2022 were 10% on pre-tax non-GAAP income.
* Other non-GAAP items include other exceptional items that we believe are sufficiently large that their exclusion is important to facilitate an understanding of trends in our financial results, primarily related to the rationalization of our plants, material litigation fees and other unusual events.

§ Represents an amount less than $0.01

Adjusted EBITDA reconciliation
Net income (loss)	58
Add:
Financial expenses	252
Share in losses of associated companies- net	1
Income taxes	107
Depreciation	156
Amortization	165
EBITDA	740
Legal settlements and loss contingencies	195
Impairment of long lived assets	28
Restructuring costs	25
Costs related to regulatory actions taken in facilities	2
Equity compensation	26
Contingent consideration	6
Other non-GAAP items *	68
Adjusted EBITDA	1,089

* Includes other items primarily related to the rationalization of our plants, material litigation fees and other exceptional events

	Nine Months Ended September 30, 2022
	U.S. $ and shares in millions (except per share amounts)
	GAAP	Excluded for non-GAAP measurement												Non-GAAP
		Amortization of purchased intangible assets	Legal settlements and loss contingencies	Goodwill impairment	Impairment of long- lived assets	Restructuring costs	Costs related to regulatory actions taken in facilities	Equity compensation	Contingent consideration	Accelerated depreciation	Other non- GAAP items*		Other items
R&D expenses	628							14						614
S&M expenses	1,716	63						23			5			1,625
G&A expenses	892							35		1	96			760
Other (income) expense	(88)										(31)			(57)
Financial expenses, net	721												48	673
Income taxes	(792)											**	(1,072)	280
Share in (profit) losses of associated companies – net	(20)												(22)	2
Gross profit	5,203	513	-	-	-	-	6	16	-	77	136		-	5,951
Gross profit margin	47.1%													53.9%
Operating income (loss)	(1,244)	576	2,048	745	257	117	6	88	100	78	237		-	3,010
Net income (loss) attributable to Teva	(1,132)	576	2,048	745	257	117	6	88	100	78	237		(1,101)	2,021

EPS - Diluted	(1.02)	0.52	1.84	0.67	0.23	0.10	0.01	0.08	0.09	0.07	0.20		(0.99)	1.81

The non-GAAP diluted weighted average number of shares was 1,114 million for the nine months ended September 30, 2022.
Non-GAAP income taxes for the nine months ended September 30, 2022 were 12% on pre-tax non-GAAP income.
* Other non-GAAP items include other exceptional items that we believe are sufficiently large that their exclusion is important to facilitate an understanding of trends in our financial results, primarily related to the rationalization of our plants, material litigation fees and other unusual events.
** Includes a portion of the realization of a loss related to an investment in one of our U.S. subsidiaries as well as corresponding tax effects on non-GAAP items

Adjusted EBITDA reconciliation
Net income (loss)	(1,152)
Add:
Financial expenses	721
Income taxes	(792)
Share in profits of associated companies- net	(20)
Depreciation	426
Amortization	576
EBITDA	(241)
Legal settlements and loss contingencies	2,048
Goodwill impairment	745
Impairment of long lived assets	257
Restructuring costs	117
Costs related to regulatory actions taken in facilities	6
Equity compensation	88
Contingent consideration	100
Other non-GAAP items*	237
Adjusted EBITDA	3,358

* Includes other items primarily related to the rationalization of our plants, material litigation fees and other exceptional events

	Three Months Ended September 30, 2021
	U.S. $ and shares in millions (except per share amounts)
	GAAP	Excluded for non-GAAP measurement									Non-GAAP

		Amortization of purchased intangible assets	Legal settlements and loss contingencies	Impairment of long lived assets	Restructuring costs	Costs related to regulatory actions taken in facilities	Equity compensation	Contingent consideration	Other non- GAAP items*	Other items
R&D expenses	222						4				217
S&M expenses	597	24					7				567
G&A expenses	291						10		6		275
Other (income) expense	(25)								(7)		(18)
Financial expenses, net	241									6	235
Income taxes	76									(62)	137
Share in (profit) losses of associated companies – net	5									§	4
Gross profit	1,794	175	-	-	-	5	5	-	104	-	2,083
Gross profit margin	46.2%										53.6%
Operating income (loss)	623	199	3	47	28	5	26	9	103	-	1,042
Net income (loss) attributable to Teva	292	199	3	47	28	5	26	9	103	(60)	651

EPS - Diluted	0.26	0.18	§	0.04	0.03	§	0.02	0.01	0.09	(0.05)	0.59

The non-GAAP diluted weighted average number of shares was 1,109 million for the three months ended September 30, 2021.
Non-GAAP income taxes for the three months ended September 30, 2021 were 17% on pre-tax non-GAAP income.
* Other non-GAAP items include other exceptional items that we believe are sufficiently large that their exclusion is important to facilitate an understanding of trends in our financial results, primarily related to the rationalization of our plants and other unusual events.

§ Represents an amount less than $0.01

Adjusted EBITDA reconciliation
Net income (loss)	302
Add:
Financial expenses	241
Share in losses of associated companies- net	5
Income taxes	76
Depreciation	132
Amortization	199
EBITDA	954
Legal settlements and loss contingencies	3
Impairment of long lived assets	47
Restructuring costs	28
Costs related to regulatory actions taken in facilities	5
Equity compensation	26
Contingent consideration	9
Other non-GAAP items (excluding accelerated depreciation of $4 million)*	99
Adjusted EBITDA	1,170

* Includes other items primarily related to the rationalization of our plants and other exceptional events

	Nine months ended September 30, 2021
	U.S. $ and shares in millions (except per share amounts)
	GAAP	Excluded for non-GAAP measurement									Non-GAAP

		Amortization of purchased intangible assets	Legal settlements and loss contingencies	Impairment of long- lived assets	Restructuring costs	Costs related to regulatory actions taken in facilities	Equity compensation	Contingent consideration	Other non- GAAP items*	Other items
R&D expenses	723						14		5		704
S&M expenses	1,798	76					24				1,698
G&A expenses	822						31		7		785
Other (income) expense	(73)								(44)		(29)
Financial expenses, net	805									104	701
Income taxes	235									(182)	417
Share in (profit) losses of associated companies – net	(9)									(1)	(8)
Gross profit	5,544	538	-	-	-	17	17	-	195	-	6,311
Gross profit margin	47.1%										53.6%
Operating income (loss)	1,638	613	113	401	96	17	86	(7)	194	-	3,153
Net income (loss) attributable to Teva	576	613	113	401	96	17	86	(7)	194	(90)	2,001

EPS - Diluted	0.52	0.55	0.10	0.36	0.09	0.02	0.08	(0.01)	0.19	(0.08)	1.81

The non-GAAP diluted weighted average number of shares was 1,109 million for the nine months ended September 30, 2021.
Non-GAAP income taxes for the nine months ended September 30, 2021 were 17% on pre-tax non-GAAP income.
* Other non-GAAP items include other exceptional items that we believe are sufficiently large that their exclusion is important to facilitate an understanding of trends in our financial results, primarily related to the rationalization of our plants and other unusual events.

Adjusted EBITDA reconciliation
Net income (loss)	608
Add:
Financial expenses	805
Share in profits of associated companies- net	(9)
Income taxes	235
Depreciation	398
Amortization	613
EBITDA	2,650
Legal settlements and loss contingencies	113
Impairment of long lived assets	401
Restructuring costs	96
Costs related to regulatory actions taken in facilities	17
Equity compensation	86
Contingent consideration	(7)
Other non-GAAP items (excluding accelerated depreciation of $13 million)*	181
Adjusted EBITDA	3,538

* Includes other items primarily related to the rationalization of our plants and other exceptional events

Segment Information

	North America		Europe		International Markets
	Three months ended September 30,		Three months ended September 30,		Three months ended September 30,
	2022	2021	2022	2021	2022	2021

	(U.S. $ in millions)		(U.S. $ in millions)		(U.S. $ in millions)

Revenues	$1,809	$1,875	$1,069	$1,220	$475	$530
Gross profit	942	967	634	714	252	296
R&D expenses	111	146	44	55	15	16
S&M expenses	232	250	169	204	97	102
G&A expenses	122	121	61	64	30	29
Other income	§	(7)	§	(2)	(2)	(2)
Segment profit	$477	$458	$360	$394	$112	$152

§ Represents an amount less than $0.5 million.

Segment Information

	North America		Europe		International Markets
	Nine months ended September 30,		Nine months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021	2022	2021

	(U.S. $ in millions)		(U.S. $ in millions)		(U.S. $ in millions)

Revenues	$5,450	$5,807	$3,396	$3,618	$1,422	$1,505
Gross profit	2,841	3,081	2,031	2,063	780	826
R&D expenses	401	467	157	184	54	51
S&M expenses	733	734	561	628	293	303
G&A expenses	361	338	183	180	89	79
Other income	(12)	(14)	(1)	(3)	(43)	(5)
Segment profit	$1,359	$1,556	$1,130	$1,074	$386	$398

Reconciliation of our segment profit
to consolidated income before income taxes
	Three months ended
	September 30,
	2022	2021

	(U.S.$ in millions)

North America profit	$477	$458
Europe profit	360	394
International Markets profit	112	152
Total reportable segment profit	949	1,004
Profit of other activities	29	38
Total segment profit	977	1,042
Amounts not allocated to segments:
Amortization	165	199
Other asset impairments, restructuring and other items	36	62
Intangible asset impairments	24	21
Legal settlements and loss contingencies	195	3
Other unallocated amounts	139	134
Consolidated operating income (loss)	419	623
Financial expenses - net	252	241
Consolidated income (loss) before income taxes	$166	$382

Reconciliation of our segment profit
to consolidated income before income taxes
	Nine months ended
	September 30,
	2022	2021

	(U.S.$ in millions)

North America profit	$1,359	$1,556
Europe profit	1,130	1,074
International Markets profit	386	398
Total reportable segment profit	2,875	3,028
Profit of other activities	135	125
Total segment profit	3,010	3,153
Amounts not allocated to segments:
Amortization	576	613
Other asset impairments, restructuring and other items	282	227
Goodwill impairment	745	-
Intangible asset impairments	223	295
Legal settlements and loss contingencies	2,048	113
Other unallocated amounts	379	266
Consolidated operating income (loss)	(1,244)	1,638
Financial expenses - net	721	805
Consolidated income (loss) before income taxes	$(1,964)	$833

Segment revenues by major products and activities
(Unaudited)

	Three months ended
	September 30,		Percentage Change
	2022	2021	2021-2022
	(U.S.$ in millions)
North America segment
Generic products	$806	$859	(6%)
AJOVY	57	46	23%
AUSTEDO	260	201	30%
BENDEKA/TREANDA	77	95	(20%)
COPAXONE	105	133	(21%)
Anda	371	363	2%
Other	133	178	(25%)
Total	1,809	1,875	(4%)

	Three months ended
	September 30,		Percentage Change
	2022	2021	2021-2022
	(U.S.$ in millions)
Europe segment
Generic products	$803	$895	(10%)
AJOVY	30	23	31%
COPAXONE	63	95	(34%)
Respiratory products	62	85	(27%)
Other	111	122	(9%)
Total	1,069	1,220	(12%)

	Three months ended
	September 30,		Percentage Change
	2022	2021	2021-2022
	(U.S.$ in millions)
International Markets segment
Generic products	$393	$412	(5%)
AJOVY	6	39	(85%)
COPAXONE	9	10	(4%)
Other	67	69	(2%)
Total	475	530	(10%)

Revenues by Activity and Geographical Area
(Unaudited)

	Nine months ended
	September 30,		Percentage Change
	2022	2021	2021-2022
	(U.S.$ in millions)
North America segment
Generic products	$2,731	$2,864	(5%)
AJOVY	142	123	16%
AUSTEDO	618	520	19%
BENDEKA / TREANDA	241	292	(17%)
COPAXONE	285	448	(36%)
Anda	1,021	968	5%
Other	411	592	(31%)
Total	5,450	5,807	(6%)

	Nine months ended
	September 30,		Percentage Change
	2022	2021	2021-2022
	(U.S.$ in millions)
Europe segment
Generic products	$2,552	$2,637	(3%)
AJOVY	90	58	55%
COPAXONE	207	296	(30%)
Respiratory products	198	263	(25%)
Other	349	364	(4%)
Total	3,396	3,618	(6%)

	Nine months ended
	September 30,		Percentage Change
	2022	2021	2021-2022
	(U.S.$ in millions)
International Markets segment
Generic products	$1,175	$1,211	(3%)
AJOVY	22	46	(51%)
COPAXONE	29	29	1%
Other	195	219	(11%)
Total	1,422	1,505	(6%)

Free cash flow reconciliation
(Unaudited)

	Three months ended September 30,
	2022	2021

	(U.S. $ in millions)

Net cash provided by (used in) operating activities	543	529
Beneficial interest collected in exchange for securitized trade receivables	262	397
Purchases of property, plant and equipment	(122)	(146)
Proceeds from sale of business and long lived assets	2	15
Free cash flow	$685	$795

Free cash flow reconciliation
(Unaudited)

	Nine months ended September 30,
	2022	2021

	(U.S. $ in millions)

Net cash provided by (used in) operating activities	617	342
Beneficial interest collected in exchange for securitized accounts receivables	854	1,278
Purchases of property, plant and equipment	(406)	(409)
Proceeds from sale of business and long lived assets	45	269
Acquisition of businesses, net of cash acquired	(7)	-
Free cash flow	$1,103	$1,479

Contacts

IR Contacts
Ran Meir (267) 468-4475
Yael Ashman +972 (3) 914 8262

PR Contacts
Kelley Dougherty (973) 832-2810
Eden Klein +972 (3) 906 2645